                                                                   EXHIBIT 10.52


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                               PURCHASE AGREEMENT


             -------------------------------------------------------



                               PRODUCTION PAYMENT
                                DRILLING PROGRAM


                                     between


                           TRANSTEXAS GAS CORPORATION


                                       and


                        SOUTHERN PRODUCER SERVICES, L.P.,

           TCW PORTFOLIO NO. 1555 DR V SUB-CUSTODY PARTNERSHIP, L.P.,

                     TCW DR VI INVESTMENT PARTNERSHIP, L.P.

                                       AND

                  TCW ASSET MANAGEMENT COMPANY, AS FUNDS AGENT



             -------------------------------------------------------




                                 March 14, 2000


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



                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
ARTICLE I - Definitions and References..........................................................1
         Section 1.1.  Defined Terms and References.............................................1
         Section 1.2.  Rules of Construction....................................................6

ARTICLE II - Purchase and Sale..................................................................6
         Section 2.1.  Agreement of Purchase and Sale...........................................6
         Section 2.2.  Initial Closing..........................................................7
         Section 2.3.  Subsequent Closings......................................................7
         Section 2.4.  Payment of Purchase Price Payments......................................10
         Section 2.5.  Release Acreage.........................................................10
         Section 2.6.  Expenses................................................................11
         Section 2.7.  Payments to Grantee.....................................................11

ARTICLE III - Closing Dates and Closings.......................................................11
         Section 3.1.  Times and Places of Closings............................................11
         Section 3.2.  Conditions to Initial Closing...........................................11
         Section 3.3.  Conditions to Subsequent Closings for State Tract 5/6 Offset Wells......13
         Section 3.4.  Conditions to Other Subsequent Closings.................................14
         Section 3.5.  Other Conditions to All Closings........................................16

ARTICLE IV - Representations and Covenants.....................................................16
         Section 4.1.  Representations and Warranties of Grantor...............................16
         Section 4.2.  Representations, Warranties and Disclosures by Grantee..................22
         Section 4.3.  Covenants of Grantor....................................................22
         Section 4.4.  Reporting Covenants of Grantor..........................................25
         Section 4.5.  Reporting Covenants of Grantee..........................................27
         Section 4.6.  Additional Remedies Upon Designated Event...............................28
         Section 4.7.  Confidentiality.........................................................28
         Section 4.8.  Hedging Contracts.......................................................29
         Section 4.9.  Marketer................................................................29

ARTICLE V - Reserve Reports....................................................................29
         Section 5.1.  Reserve Reports.........................................................29

ARTICLE VI - Miscellaneous.....................................................................30
         Section 6.1.  Waivers and Amendments..................................................30
         Section 6.2.  Survival of Agreements; Cumulative Nature...............................30
         Section 6.3.  Notices.................................................................31
         Section 6.4.  Parties in Interest.....................................................31
         Section 6.5.  Governing Law...........................................................31
         Section 6.6.  Limitation on Interest..................................................31
         Section 6.7.  Termination; Limited Survival...........................................32

         Section 6.8.  Severability............................................................32
         Section 6.9.  Arbitration.............................................................32
         Section 6.10.  Funds Agent............................................................34
         Section 6.11.  Counterparts...........................................................37

SCHEDULE 1    --   Litigation Summary
SCHEDULE 2    --   Abstracts of Judgment
SCHEDULE 3    --   Example Calculation of Unliquidated Balance of Primary Sum
SCHEDULE 4    --   Sale, Processing and Transportation Agreements
SCHEDULE 5    --   Release Acreage
SCHEDULE 6    --   Restricted Assignees

EXHIBIT A     --   Partial Conveyance
EXHIBIT B     --   Winnie Guaranty
EXHIBIT C     --   Purchase Agreement Supplement
EXHIBIT D     --   Conveyance Supplement
EXHIBIT E     --   TransTexas Marketing Agreements
EXHIBIT F     --   Production Sales Agreements
EXHIBIT G     --   Conveyance

                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT dated as of March 14, 2000 (herein, as from time to time amended or supplemented, called this "Agreement") is made by:

         o TransTexas Gas Corporation, a Delaware corporation (herein called "Grantor"),

         o        Southern Producer Services, L.P. (herein called "SPS"),

         o        TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P.
                  (herein called "Fund V"), and

         o        TCW DR VI Investment Partnership, L.P. (herein called "Fund
                  VI"), and

         o TCW Asset Management Company, as agent on behalf of Fund V and Fund VI (in such capacity, "Funds Agent"),

who, in consideration of the mutual covenants and agreements contained herein, hereby agree as follows:

                     ARTICLE I - Definitions and References

         Section 1.1. Defined Terms and References. As used herein, the terms "Agreement", "Fund V", "Fund VI", "Grantor", and "SPS" have the meanings given them above (provided that references to Grantor, Fund V, Fund VI and SPS also refer to the successors and assigns of such Persons). Reference is also made to the "Conveyance", as defined below, for the meaning of various terms defined therein, all of which shall when used herein (unless otherwise expressly defined herein) have the meanings given them in the Conveyance. For purposes of this Agreement, unless the context otherwise requires, the following additional terms shall have the following meanings:

         "Bankruptcy Case" means Case No. 99-21550 in the Southern District of Texas (Corpus Christi Division), entitled "In re: TRANSTEXAS GAS CORPORATION, et al."

         "Bankruptcy Court Order" means the final and nonappealable order of the Court in the Bankruptcy Case, a copy of which is attached as Exhibit C to the Conveyance, that, among other things, authorizes Grantor to convey the Production Payment to Grantee free and clear of any and all liens, claims, and encumbrances (other than those in favor of Davis Petroleum Corp. that are expressly provided for therein).

         "Closing" means the Initial Closing or any Subsequent Closing, and "Closing Date" means the Initial Closing Date or any Subsequent Closing Date.

         "Confirmation Order" means the order of the Court in the Bankruptcy Case, entered on February 7, 2000, confirming Borrower's Second Amended Plan of Reorganization.

         "Confirmed Plan of Reorganization" means Grantor's Second Amended Plan of Reorganization, as confirmed by the Confirmation Order.

         "Conveyance" means the Production Payment Conveyance made by Grantor to Grantee, substantially in the form of Exhibit G to this Agreement (appropriately completed and with property descriptions attached), as from time to time supplemented by Conveyance Supplements or otherwise amended or supplemented.

         "Conveyance Supplement" means a Supplement to Production Payment Conveyance executed by Grantor and Grantee, substantially in the form of Exhibit D to this Agreement, under which new properties may be made Subject Interests subject to the Production Payment, the unliquidated balance of the Primary Sum may be increased, and the relative Percentage Shares of the Persons included in Grantee may be modified by means of cross-conveyances from Fund V and Fund VI to SPS.

         "Designated Event" means any of the following:

                  (a) any representation or warranty made by Grantor or any other TransTexas Company in the Conveyance, this Purchase Agreement or any other Production Payment Document is false or incorrect in any material respect as of the time when made;

                  (b) Grantor or any other TransTexas Company fails to pay or perform any obligation, covenant or duty owed by it under the Conveyance, this Purchase Agreement or any other Production Payment Document, and such failure is not fully remedied, in the case of an obligation to pay money or to perform (or cause to be performed) Delivery Services, within five days after it occurs or, in the case of any other obligation, covenant, or duty, within thirty days after it occurs;

                  (c) the occurrence of a Senior Notes Event of Default; and

                  (d) the validity or enforceability of any Production Payment Document is challenged by Grantor, any Affiliate of Grantor, or any party to or beneficiary of any Senior Notes Mortgage in any court, arbitration, or regulatory proceeding of any kind, or any Production Payment Document is held to be unenforceable in any material respect in any court, arbitration, or regulatory proceeding of any kind.

         "Drilling Costs" means, with respect to any Offered Well, the actual and verified costs incurred by Grantor on or after April 19, 1999, in drilling and completing such Offered Well (or, with respect to any State Tract 5/6 Offset Well that Grantor elects not to complete, the actual and verified costs incurred by Grantor on or after April 19, 1999, in drilling such well).

         "Eagle Bay Field" means State Tracts 308, 329, 330, 331, 332, 351, 352 and 353 in Galveston County, Texas, plus the acreage in the City of San Leon, Texas, that is subject to the Conveyance (as originally granted), plus any other acreage that is now or hereafter included in any production unit with any of the foregoing acreage.

         "Evaluation Date" means each February 1, beginning with February 1, 2000, and each August 1, beginning with August 1, 2000.

         "Funds Agent" has the meaning given such term in Section 6.10(a).

         "Grantee" refers collectively on the date hereof to SPS, Fund V and Fund VI and at any time hereafter refers collectively to all Persons that own the Production Payment at such time, provided that "a Grantee" or "any Grantee" means any one of the Persons included in "Grantee". Unless the context otherwise requires, all references herein to "Grantee" shall include SPS in its capacity as an owner of the Production Payment and in its capacity as Marketer.

         "Hazardous Substance" means any "hazardous waste", "hazardous substance", "extremely hazardous substance", "toxic chemical", "hazardous chemical", "toxic pollutants", contaminants", "chemical", "chemical substance", or "asbestos", as such terms are defined in any Environmental Law, or related substances, in such quantities or concentrations as are prohibited by (or require remediation under) any Environmental Law or other applicable law, or which may be declared to constitute a material threat to human health or to the environment.

         "Initial Closing" and "Initial Closing Date" have the meanings given them in Section 3.1.

         "Initial Purchase Price Payment" means the first Purchase Price Payment made hereunder, which shall be $4,500,000 paid in cash by SPS to Grantor plus the reconveyance of the Previous Production Payments by Grantee to Grantor by means of the Reconveyance.

         "Marketer" means SPS in its capacity as a party to the Production Sales Agreements or in its capacity as a party to the TransTexas Marketing Agreements, together with its successors and assigns in such capacities.

         "Offered Well" means:

                  (a) each well not already subject to the Conveyance that is drilled within the Program Period and that either (i) has a bottom hole location that is within 1500 feet of any Production Unit that is at such time subject to the Conveyance, or (ii) penetrates a geological reservoir in communication with a zone either produced or able to be produced from any well that is at such time subject to the Production Payment, provided that with respect to the Obenhaus No. 1 Gas Unit in Wharton County, Texas any Offered Wells under this subparagraph (a) shall be limited to wells located on such unit,

                  (b) each well drilled during the Program Period with its bottom hole location in the Eagle Bay Field,

                  (c) each State Tract 5/6 Offset Well, and

                  (d) each other well, if any, which Grantor chooses to offer to Grantee under Section 2.3 during the Program Period.

         "Partial Conveyance" means the Partial Conveyance of Production Payment of even date herewith from Fund V and Fund VI to SPS in the form of Exhibit A, pursuant to which Fund V and Fund VI have conveyed partial undivided interests in the Previous Production Payments to SPS prior to the execution and delivery of the Reconveyance by Fund V, Fund VI and SPS to Grantor.

         "Permitted Encumbrances" has the meaning given such term in Section 4.1(h).

         "PPNPV" has the meaning given such term in Section 5.1(c).

         "Preferential Right" has the meaning given such term in Section 4.1(o).

         "Production Payment Documents" means this Agreement, the Purchase Agreement Supplements, the Reconveyance, the Conveyance, the Conveyance Supplements, the Winnie Guaranty, the TransTexas Marketing Agreements, the Production Sales Agreements, each transportation, processing and sales agreement entered into by Marketer in connection with production attributable to the Production Payment, and each certificate, agreement, document, or instrument now or hereafter delivered to any Grantee in connection with any thereof by or on behalf of Grantor or any other TransTexas Company.

         "Production Sales Agreements" means the Crude Oil Purchase Agreement and the Gas and Natural Gas Liquids Purchase Agreement of even date herewith between Marketer and Fund V and Fund VI, as from time to time supplemented and amended, which are being executed concurrently herewith substantially in the forms attached as Exhibit F hereto and under which Fund V and Fund VI are agreeing to sell, and Marketer is agreeing to buy, all of their PP Hydrocarbons.

         "Production Unit" means a tract of at least 160 acres, if located in the Eagle Bay Field, or of at least 80 acres, if located elsewhere, in each case specified as to both area and depths and meeting the following conditions (provided that if such production unit does not meet such conditions, Grantor shall specify in its description of such Production Unit pursuant to Section 2.3(b) how such conditions are not met):

                  (a) Grantor owns good and defensible title (subject only to Permitted Encumbrances) to an undivided fee or leasehold interest in and to the oil, gas, and all other liquid and gaseous hydrocarbons which may be produced from such tract, including the right to produce, save and market production from any Offered Well located thereon.

                  (b) Such tract satisfies all drilling and spacing regulations of the Railroad Commission of Texas, or any other governmental authority having jurisdiction and is of sufficient size to afford a well thereon the maximum applicable allowable.

         "Program Period" means the period beginning on the Initial Closing Date through and including the earlier of (a) March 31, 2001, and (b) the date on which SPS has paid $52,000,000 in aggregate cash Purchase Price Payments to Grantor.

         "Purchase Agreement Supplement" means a Supplement to Purchase Agreement executed by Grantor and Grantee, substantially in the form of Exhibit C to this Agreement and appropriately completed.

         "Purchase Price Payment" means a payment to be made by any Grantee to Grantor under Section 2.2 or 2.3 in consideration of the Conveyance or a Conveyance Supplement. Each Purchase Price Payment is an installment of the total purchase price payable for the Production Payment.

         "Release Acreage" has the meaning given such term in Section 2.5.

         "Reserve Engineers" means Netherland, Sewell & Associates Inc. (or other independent petroleum engineers of recognized standing selected by Grantor and acceptable to Grantee in the reasonable exercise of its discretion).

         "Reserve Report" has the meaning given such term in Section 5.1.

         "Restricted Assignee" means any Person listed on Schedule 6 or any Affiliate of such Person that is not an Affiliate of Grantee.

         "Senior Notes Event of Default" means, with respect to any Senior Notes Mortgage, any breach, default or event of default under such Senior Notes Mortgage, or under any agreement or instrument secured thereby or evidencing any indebtedness secured thereby, that authorizes any party to or beneficiary of such Senior Notes Mortgage to begin foreclosure proceedings under such Senior Notes Mortgage or to accelerate the maturity of any indebtedness secured by such Senior Notes Mortgage.

         "Senior Notes Mortgage" means any deed of trust or mortgage now or hereafter burdening any of the Subject Interests or Retained Interests to secure any loans, promissory notes, bonds or other indebtedness for borrowed money for which Grantor is liable (either as borrower, issuer, guarantor, or otherwise), excluding only any such deed of trust or mortgage that is fully discharged and released by the Confirmation Order.

         "State Tract 5/6 Offset Wells" means Grantor's currently drilling State Tract 331 #5 well (an offset well to Grantor's existing State Tract 330 #1 well) and Grantor's proposed State Tract 331 #6 well (an offset well to Grantor's existing State Tract 331 #1 well), provided that such proposed well is drilled to the stratigraphic equivalent of the Vicksburg "B" sand as seen in the State Tract 331 #1 well at a measured depth of approximately 15,600 feet and that such well is drilled to a bottom hole location in State Tract 331 in Galveston County, Texas, that is approximately 16,750 feet deep and located approximately 2,700 feet South of the North boundary line of State Tract 331 and approximately 2,800 feet West of the East boundary line of State Tract 331.

         "Subsequent Closing" and "Subsequent Closing Date" have the meanings given them in Section 3.1.

         "Tamco" means TCW Asset Management Company, a California corporation.

         "TransTexas Company" means Grantor and each subsidiary of Grantor, including GBPC and Galveston Bay Pipeline Company, provided that if Grantor ever becomes a subsidiary of any Person after the Initial Closing Date, then such Person or any subsidiary of such Person shall also be a TransTexas Company if it hereafter becomes a party to any Production Payment Document.

         "TransTexas Marketing Agreements" means that certain Oil Purchase Agreement and that certain Gas and Natural Gas Liquids Purchase Agreement, each of even date herewith between Grantor and Marketer, as each is from time to time supplemented and amended, which are being executed concurrently herewith substantially in the forms attached as Exhibit E hereto and under which Marketer is agreeing to buy from Grantor (or to otherwise assist Grantor in marketing) all of the Gas and Oil attributable to production from the Retained Interests.

         "Trustco" means Trust Company of the West.

         "Winnie Guaranty" means that certain Guaranty, dated of even date herewith, executed by Grantor substantially in the form of Exhibit B hereto to guarantee certain obligations of GBPC.

         Section 1.2. Rules of Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "THIS AGREEMENT, "THIS INSTRUMENT", "HEREIN", "HEREOF", "HEREBY", "HEREUNDER" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: "INCLUDING" (and its grammatical variations) means "including without limitation"; "OR" is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time supplemented or amended; and references herein to any Person include such Person's successors and assigns. Whether or not one Person is a "SUBSIDIARY" of another Person shall be determined in accordance with generally accepted accounting principles as in effect at the time in question. All references in this Agreement to exhibits and schedules refer to the exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

                         ARTICLE II - Purchase and Sale

         Section 2.1. Agreement of Purchase and Sale. Upon the terms and conditions of this Agreement, Grantor agrees to sell the first component of the Production Payment to Grantee pursuant to the Conveyance, and Grantee agrees to purchase the same from Grantor and to pay the Initial Purchase Price Payment as the purchase price therefor.

         Section 2.2. Initial Closing. On the Initial Closing Date, Grantor shall deliver the Conveyance to Grantee, making the properties described therein subject to the Production Payment, and shall satisfy all of the conditions set out in Sections 3.2 and 3.5. Thereupon Grantee shall pay the Initial Purchase Price Payment to Grantor, with:

                  (a) the Previous Production Payments being reconveyed to Grantor pursuant to the Reconveyance by Fund V, Fund VI and SPS in accordance with their ownership interests therein, and

                  (b)  $4,500,000 being paid in cash by SPS to Grantor.

Grantor will use the $4,500,000 so paid in cash as needed to satisfy the closing conditions in Section 3.2 and will use any remainder for its general corporate purposes.

         Section 2.3.  Subsequent Closings.

         (a) State Tract 5/6 Offset Wells. Upon the drilling and completion of each State Tract 5/6 Offset Well (or upon the drilling thereof and Grantor's decision to plug and abandon such well rather than complete it) and upon the substantially final determination of the Drilling Costs for such State Tract 5/6 Offset Well, SPS will pay an additional Purchase Price Payment to Grantor with respect to such State Tract 5/6 Offset Well equal to the lesser of (i) such Drilling Costs and (ii) $4,500,000 (provided that Grantee and Grantor may in their discretion agree to a higher Purchase Price Payment). SPS shall pay this Purchase Price Payment upon written request therefor from Grantor, provided that Grantor first provides evidence acceptable to SPS (in the reasonable exercise of SPS's discretion) that Grantor has paid in full in cash all costs and expenses associated with drilling such State Tract 5/6 Offset Well or has made provision for such payment that is satisfactory to SPS (in the reasonable exercise of SPS's discretion). From time to time, upon request therefor from Grantee, Grantor will promptly provide information and data of the types described in the following subsection with respect to either State Tract 5/6 Offset Well.

         (b) Other Offered Wells. Throughout the Program Period (but no more frequently than one time per month), Grantor shall present to Grantee all logs which it has made or received with respect to any Offered Well (other than a State Tract 5/6 Offset Well) that has not previously been offered to Grantee, together with:

                  (i) a written description of the interval or intervals which Grantor has completed, together with (1) production information about offsetting wells, and (2) any relevant drilling and completion records, logs, production data, drilling reports, completion information, and geological and geophysical maps (or access thereto), (3) a bottom hole survey, and (4) any and all documentation, estimates and proposals for work performed or to be performed,

                  (ii) a written description of the Production Unit on which such Offered Well is located, and whether or not such Production Unit contains acreage sufficient (i) to afford such well its maximum allowable production (if any), as determined in accordance with the rules and regulations of the Railroad Commission of Texas or any other governmental authority having jurisdiction, and (ii) to reasonably protect such Offered Well from drainage,

                  (iii) a written description of the pipeline system or systems by means of which production from such Offered Well will be transported, the processing facility or facilities at which the production from such Offered Well will be processed, the present total capacity of such pipelines and processing facilities and any quality requirements, and Grantor's expectations as to how much of such transportation capacity or processing capacity will be contractually committed to Grantee, to Marketer, or to other Persons who may have priority rights with respect to such transportation capacity or processing capacity,

                  (iv) a written description of the gathering system to which such Offered Well will be connected, the time needed to make such connection, and whether or not such gathering system has sufficient capacity and pressure to permit the continuing delivery of all Hydrocarbons reasonably expected to be able to be produced from such Offered Well,

                  (v) Grantor's expectation as to whether production from such Offered Well will be exempt from severance tax pursuant to the Texas Tax Code,

                  (vi) Grantor's Drilling Costs for such Offered Well and documents evidencing the same,

                  (vii) a reserve report prepared by the Reserve Engineers after the drilling of such Offered Well, evaluating the reserves of the Offered Well and prepared within sixty (60) days of the date such information is submitted to Grantee, which report shall be in form and substance, and based on assumptions, acceptable to Grantee,

                  (viii) a written description of all existing marketing arrangements to which Grantor is a party, if any, that affect, or could affect, the volumes and prices of Hydrocarbon production from the Offered Well,

                  (ix) documentation relating to production, spacing rules, title and leasehold ownership in connection with such Offered Well, and

                  (x) such other matters, including estimated direct operating expenses, gathering fees, title information, environmental information, including, but not limited to, a Phase 1 environmental report, as Grantee shall from time to time request be disclosed in connection with Offered Wells and Production Units.

(To the extent that Grantor has provided any of the above documents or information in connection with one Offered Well, Grantor may, at its option, supplement such documents or information in connection with a later Offered Well rather than deliver duplicate copies thereof, certifying with such supplement as to the documents and information that have not changed.) Each such presentation by Grantor shall be deemed an offer and request by Grantor to Grantee that such Production Unit be made (or remain) subject to the Conveyance in consideration of

SPS's payment of a Purchase Price Payment specified by Grantor equal to the Drilling Costs for such Offered Well (provided that if such Offered Well is not described in paragraphs (a), (b), or (c) of the above definition of "Offered Well", Grantor may propose any other price). Grantee has no obligation to accept any such offer, and Grantee may in its discretion either accept such offer at such Purchase Price Payment, or decline such offer, or agree with Grantor on any other Purchase Price Payment (whether more or less) for such Offered Well and the related Production Unit. Any decision by Grantee to make any additional Offered Well and related Production Unit subject to the Conveyance must be made unanimously by each Person included in Grantee. If Grantee fails to accept or decline any such offer within 30 days after receiving all of the foregoing information and other items to be furnished to Grantee, Grantee will be deemed to have declined such offer.

         (c) Closing Procedures. Whenever SPS becomes obligated to pay an additional Purchase Price Payment for a State Tract 5/6 Offset Well as described in subsection (a) above, or if as described in subsection (b) above Grantee in its discretion agrees to make any additional Offered Well and the related Production Unit subject to the Conveyance and SPS in its discretion agrees to pay a Purchase Price Payment therefor:

                  (i) Grantor and Grantee shall in connection therewith execute and deliver a Purchase Agreement Supplement, which shall specify the amount of the Purchase Price Payment which they have agreed upon for such Offered Well and the related Production Unit and which shall contain any exceptions to representations and warranties, or additional representations, warranties, covenants or other matters (including exclusions from the Release Acreage as contemplated in Section 2.5) as Grantor and Grantee may agree upon;

                  (ii) Grantee shall prepare a Conveyance Supplement which shall contain a legal description for such Production Unit, a Delivery Point for the field in which such Production Unit is located (if the same has not already been designated for such field), and set out Grantor's net revenue interest and working interest therein and the amount (equal to the Purchase Price Payment which Grantor will concurrently receive) by which the Primary Sum is to be increased;

                  (iii) Grantor and Marketer shall prepare a supplement to the TransTexas Marketing Agreements, if production from new fields is to be sold thereunder, which shall contain a Delivery Point and a sales price for production from such field;

                  (iv) Fund V, Fund VI and Marketer shall prepare supplements to the Production Sales Agreements, if production from new fields is to be sold thereunder, which shall contain a Delivery Point and a sales price for production from such field; and

                  (v) On or before such Subsequent Closing Date, Grantor, Marketer and Grantee shall execute and deliver and file of record such Conveyance Supplement and such supplements to the TransTexas Marketing Agreements and the Production Sales Agreements, Grantor shall satisfy all other conditions in Sections 3.3 or 3.4, as appropriate, and in Section 3.5, and SPS shall pay such portion of such Purchase Price Payment to Grantor.

         (d) Use of Proceeds. Grantor will use the Purchase Price Payment paid by SPS for each State Tract 5/6 Offset Well first to pay any unpaid Drilling Costs related to such State Tract 5/6 Offset Well, then to pay any unpaid Drilling Costs related to any other Subject Wells, and last, when all Drilling Costs for all Subject Wells have been paid in full, for Grantor's general corporate purposes. Grantor will use the Purchase Price Payment paid by SPS for each Offered Well (other than a State Tract 5/6 Offset Well) as may be agreed to in the Purchase Agreement Supplement for such Offered Well (if any such agreement is made) and shall otherwise use such Purchase Price Payment first to pay any unpaid Drilling Costs related to such Offered Well, then to pay any unpaid Drilling Costs related to any other Subject Wells, and last, when all Drilling Costs for all Subject Wells have been paid in full, for Grantor's general corporate purposes.

         Section 2.4. Payment of Purchase Price Payments. SPS will make each cash payment of Purchase Price Payments to Grantor by wire transfer of immediately available funds to such banks and bank accounts as Grantor shall specify in the certificate delivered in connection therewith pursuant to Section 3.2(d), 3.3(c) or 3.4(c), as appropriate, provided that either SPS or Funds Agent may in its discretion, to the extent Drilling Costs for the relevant Subject Well have not been paid or provided for to its satisfaction, require that all or any portion of such payments be either (a) deposited in any bank account, and made subject to any disbursement procedures, agreed to by Grantor and its co-owners of the relevant Subject Well for the payment of the Drilling Costs therefor, or (b) wired directly to those Persons to whom Grantor owes such Drilling Costs. Under no circumstances shall the aggregate amount of the Purchase Price Payments to be paid in cash under Sections 2.2 and 2.3 exceed $52,000,000. Under no circumstances shall Grantee be liable to Grantor or any third party for the payment of any Drilling Costs. It is the agreement of the parties hereto that Grantee shall (to the extent otherwise specified hereunder) purchase the Production Payment by making Purchase Price Payments in amounts which may be determined, among other things, by reference to Drilling Costs, but that Grantor (and not Grantee) is responsible for paying all Drilling Costs.

         Section 2.5. Release Acreage. In anticipation of the drilling of future Offered Wells on the lands and depths described in Schedule 5 hereto (herein called the "Release Acreage"), Grantor has included the Release Acreage within the Subject Lands that are subject to the Conveyance. Grantor may at any time demand that Grantee release and reconvey all or any specified part of the Release Acreage from the Conveyance. Promptly after any such demand (and regardless of whether any Designated Event then exists), Grantee will release from the Conveyance and reconvey to Grantor the portion of the Release Acreage so demanded by Grantor, and any Release Acreage not so demanded by Grantor shall continue to be Release Acreage subject to the provisions of this section. If, however, any Offered Well is hereafter drilled by Grantor on the Release Acreage and Grantor and Grantee do agree upon the payment of an additional Purchase Price Payment therefor pursuant to Section 2.3(b), then as part of the related Purchase Agreement Supplement they shall amend Schedule 5 hereto to exclude from the Release Acreage the Production Unit on which such Offered Well is located and any other acreage which they have agreed to exclude, and any acreage so excluded shall no longer be Release Acreage subject to Grantor's rights under this section.

         Section 2.6. Expenses. Grantor will pay to Grantee (or directly to Grantee's attorneys and other consultants) all Reimbursable Expenses as they are billed. Grantor has heretofore paid a fee of $45,000 to Fund V and Fund VI and a fee of $30,000 to SPS, and these fees will be used to reduce the Reimbursable Expenses before Grantor is asked to make any additional payments of Reimbursable Expenses. Thereafter Grantor will make deposits in increments of $25,000 with the respective attorneys for Fund V and Fund VI and for SPS. To the extent that any such deposited funds exceed the amounts reasonably anticipated to be needed to pay Reimbursable Expenses (or other amounts which may be agreed to by Grantor), Grantee will cause such attorneys to return the excess to Grantor upon request. To the extent that such deposited funds are insufficient to pay all Reimbursable Expenses, Grantor will thereafter make additional deposits of $25,000 each with such attorneys which will be used to pay all additional Reimbursable Expenses as billed.

         Section 2.7. Payments to Grantee. Grantor will pay any amounts owing to Fund V, Fund VI or SPS under the Production Payment Documents by wire transfer of immediately available funds to such banks and accounts as each such Person shall from time to time specify in writing at least five Business Days prior to the effective date for any such change of accounts. If the Production Payment ever becomes owned by more than three Persons in compliance with Section 6.4, then Grantor shall not be required to make wire transfers to more than three such Persons. If Grantor chooses not to make wire transfers to more than three such Persons, then any additional Person owning a partial interest in the Production Payment in compliance with Section 6.4 may by notice to Grantor request that payments to such owner be thereafter sent directly to such owner by check, whereupon Grantor will do so.

                    ARTICLE III - Closing Dates and Closings

         Section 3.1. Times and Places of Closings. The closing for the consummation of the sale and purchase of the first component of the Production Payment (herein called the "Initial Closing") shall take place at such place (or places) and on such date as may be agreed to by Grantor and Grantee (herein called the "Initial Closing Date"). The closing for the consummation of the sale and purchase of each subsequent component, if any, of the Production Payment (each herein called a "Subsequent Closing") shall take place at such place (or places) and on such date as may be agreed to by Grantor and Grantee (each herein called a "Subsequent Closing Date").

         Section 3.2. Conditions to Initial Closing. The obligation of Grantee to pay the Initial Purchase Price Payment is subject to Grantee's receipt of each of the following, in form, substance, and date satisfactory to Grantee:

                  (a) The Bankruptcy Court Order, authorizing the transactions contemplated hereby, and the Confirmation Order.

                  (b) An "Omnibus Certificate" of the Secretary or Assistant Secretary of Grantor, which shall contain the names and signatures of the officers of Grantor authorized to execute the Production Payment Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of resolutions duly adopted by the Board of Directors of Grantor and in full force and effect at the time this Agreement is entered into, authorizing the execution of the Production Payment Documents and the consummation of the transactions contemplated therein, (ii) a copy of the charter documents of Grantor and all amendments thereto, certified by the appropriate official of Grantor's state of incorporation, and (iii) a copy of the bylaws of Grantor.

                  (c) A certificate (or certificates) of the due formation, valid existence and good standing of Grantor in its state of incorporation, issued by the appropriate authorities of such state, and certificates of Grantor's good standing and due qualification to do business in Texas.

                  (d) A Compliance Certificate of the Chief Financial Officer of Grantor, dated as of the Initial Closing Date, in which such officer
         (i) shall certify to the satisfaction of the conditions set out in
         Section 3.5(a), (b), and (c), (ii) shall provide an aged listing (by vendor) of any unpaid Operating Costs with respect to each separate lease or unit included in the Subject Interests and of any unpaid Operating Costs with respect to Grantor's other properties, collectively, that have been incurred after April 19, 1999, and (iii) shall give the wiring instructions referred to in Section 2.4.

                  (e) Any assurances of title requested by Grantee (supplied by counsel acceptable to each Person included in Grantee in its sole discretion) concerning the Production Payment, including the recording and filing of the Conveyance and the updating of any specified title opinions through such recording (it being understood that Grantee may require these to be given after, as well as at, the Initial Closing, and that no title deficiencies learned of by Grantee at any time shall in any way be deemed to qualify any of Grantor's warranties of title or indemnities with respect to title in any of the Production Payment Documents).

                  (f) A report from the Reserve Engineers with respect to the estimated quantities of proved oil and gas reserves attributable to the Production Payment.

                  (g) A Phase I report (or other satisfactory report) from acceptable environmental consultants with respect to the Subject Interests, and a schedule from Grantor setting out the severance tax rates, and exemptions from severance tax, applicable to the PP Hydrocarbons produced from the various Subject Wells.

                  (h) Certificates from Grantor's insurance brokers or advisors confirming that Grantor is in compliance with the requirements of
         Section 3.5 of the Conveyance.

                  (i) A legal opinion of Gardere & Wynne, L.L.P., as counsel to Grantor, dated the Initial Closing Date.

                  (j) The Conveyance, which must be filed and recorded in the following order:

                  o        first the Partial Conveyance,

                  o        then the Reconveyance,

                  o        then the Conveyance, and

                  o then any Senior Notes Mortgages or other lien documents given by Grantor pursuant to its Confirmed Plan of Reorganization.

                  (k) The Production Sales Agreements, together with a letter from Grantor approving any associated swap agreements as contemplated in Section 4.8.

                  (l)  The TransTexas Marketing Agreements.

                  (m) The Winnie Guaranty, and the Consent and Agreement of Galveston Bay Pipeline Company and Grantor in favor of Grantee.

                  (n) The sales, processing and transportation contracts listed in Schedule 4 hereto.

                  (o) The other agreements listed in paragraph 8 of the Bankruptcy Order.

                  (p) Evidence satisfactory to Grantee that Galveston Bay Pipeline Company and GBPC own their assets to be used in connection with PP Hydrocarbons free and clear of liens, or subject only to liens securing debts that are not in default and are otherwise on terms acceptable to Grantee. In particular, and without limitation, Jefferies Analytical Trading Group, Inc. ("Jefferies") must agree to be bound by any contracts between GBPC and Marketer if it forecloses any lien on assets of GBPC or Galveston Bay Pipeline Company, and the processing agreement between GBPC and Marketer must contain GBPC's irrevocable direction to Marketer to pay over a portion of the fees payable by Marketer to GBPC to meet GBPC's monthly payment obligations to Koch Speciality Plant Service, Inc. and Koch Producers Services, Inc.

                  (q) Copies of the "Plan Related Documents", as defined in the Confirmation Order, with the solvency opinion required thereunder also being addressed to Grantee.

                  (r) Payment (or satisfactory arrangement for payment) of all reasonable legal fees and expenses of Grantee and Funds Agent billed on or prior to the Initial Closing Date.

                  (s) The approvals that are required under Paragraph 3 of the Bankruptcy Court Order (which shall be filed with the Court in the Bankruptcy Case promptly after the Initial Closing Date).

         Section 3.3. Conditions to Subsequent Closings for State Tract 5/6 Offset Wells. For each State Tract 5/6 Offset Well, the obligation of SPS to pay each Purchase Price Payment (and of Grantee to execute and deliver each Conveyance Supplement) in connection with a Subsequent Closing on the related Subsequent Closing Date is subject to Grantee's receipt of each of the following, in form, substance, and date satisfactory to Grantee:

                  (a) Supplements to the "Omnibus Certificate" of Grantor delivered under Section 3.2(a) and (b), confirming the matters specified therein and containing any amendments or supplements to the resolutions, charter documents and bylaws attached thereto.

                  (b) To the extent, if any, requested by Grantee, certificates of the valid existence and good standing of Grantor in its state of incorporation, issued by the appropriate authorities of such state, and certificates of Grantor's good standing and due qualification to do business in Texas.

                  (c) A Compliance Certificate of the Chief Financial Officer of Grantor, dated as of such Closing Date, in which such officer (i) shall certify to the satisfaction of the conditions set out in Sections 3.5(a), (b) and (c), (ii) shall provide an aged listing (by vendor) of any unpaid Operating Costs with respect to each separate lease or unit included in the Subject Interests and of any unpaid Operating Costs with respect to Grantor's other properties, collectively, that have been incurred after April 19, 1999, (iii) shall list any payment obligations of Grantor (including interest) with respect to borrowed money or obligations under the Confirmed Plan of Reorganization that have not been paid when due (or are being contested), and (iv) shall give the wiring instructions referred to in Section 2.4.

                  (d) A legal opinion of Gardere & Wynne, L.L.P., as counsel to Grantor, dated as of such Closing Date, substantially similar in form and content to the legal opinion delivered under Section 3.2(i) and otherwise reasonably acceptable to Grantee and its counsel.

                  (e) A Purchase Agreement Supplement, and any supplements needed or desirable to make such State Tract 5/6 Offset Well subject to the Production Sales Agreements and the TransTexas Marketing Agreements, together with a letter from Grantor approving any new swap agreements as contemplated in Section 4.8.

                  (f) A Conveyance Supplement.

                  (g) Payment of all reasonable legal fees and expenses of Grantee and Funds Agent billed on or prior to such subsequent Closing Date.

         Section 3.4. Conditions to Other Subsequent Closings. Except to the extent governed by Section 3.3, the obligation of SPS to pay each Purchase Price Payment (and of Grantee to execute and deliver each Conveyance Supplement) in connection with a Subsequent Closing on the related Subsequent Closing Date is subject to Grantee's receipt of each of the following, in form, substance, and date satisfactory to Grantee:

                  (a) Supplements to the "Omnibus Certificate" of Grantor delivered under Section 3.2(a) and (b), confirming the matters specified therein and containing any amendments or supplements to the resolutions, charter documents and bylaws attached thereto.

                  (b) To the extent, if any, requested by Grantee, certificates of the valid existence and good standing of Grantor in its state of incorporation, issued by the appropriate authorities of such state, and certificates of Grantor's good standing and due qualification to do business in Texas.

                  (c) A Compliance Certificate of the Chief Financial Officer of Grantor, dated as of such Closing Date, in which such officer (i) shall certify to the satisfaction of the conditions set out in Section 3.5,
         (ii) shall provide an aged listing (by vendor) of any unpaid Operating Costs with respect to each separate lease or unit included in the Subject Interests and of any unpaid Operating Costs with respect to Grantor's other properties, collectively, that have been incurred after April 19, 1999, (iii) shall list any payment obligations of Grantor (including interest) with respect to borrowed money or obligations under the Confirmed Plan of Reorganization that have not been paid when due (or are being contested), and (iv) shall give the wiring instructions referred to in Section 2.4.

                  (d) Any assurances of title requested by Grantee (supplied by counsel acceptable to each Person included in Grantee, in its sole discretion) concerning the Production Payment, including the recording and filing of the Conveyance and the Conveyance Supplements, the giving and recording any necessary lien releases or other curative matters, and the updating of any specified title opinions through such recording (it being understood that Grantee may require these to be given after, as well as at, the various Closings, and that no title deficiencies learned of by Grantee at any time shall in any way be deemed to qualify any of Grantor's warranties of title or indemnities with respect to title in any of the Production Payment Documents).

                  (e) A report from the Reserve Engineers with respect to the estimated quantities of proved oil and gas reserves attributable to the Production Payment as a result of any new Subject Interests being made subject to the Production Payment).

                  (f) A Phase I report (or other satisfactory report) from acceptable environmental consultants with respect to such new Subject Interests.

                  (g) Any other documents or information required under Section 2.3(b), to the extent that Grantee has not elected to waive the delivery thereof.

                  (h) A legal opinion of Gardere & Wynne, L.L.P., as counsel to Grantor, dated as of such Closing Date, substantially similar in form and content to the legal opinion delivered under Section 3.2(i) and otherwise reasonably acceptable to Grantee and its counsel.

                  (i) A Purchase Agreement Supplement, and any documents called for thereunder (including any supplements required for the Production Sales Agreements and the TransTexas Marketing Agreements and a letter from Grantor approving any new swap agreements as contemplated in
         Section 4.8).

                  (j) A Conveyance Supplement.

                  (k) Satisfactory marketing arrangements by Marketer (to the extent then existing arrangements are insufficient) for the Hydrocarbons to be produced from the new Subject Interests.

                  (l) Payment of all reasonable legal fees and expenses of Grantee and Funds Agent billed on or prior to such subsequent Closing Date

         Section 3.5. Other Conditions to All Closings. In addition to the receipt of the foregoing documents and instruments under Section 3.2, 3.3 or 3.4, as appropriate, the obligation of Grantee to pay any Purchase Price Payment (and to execute any Conveyance Supplement) on the related Closing Date is subject to the satisfaction (or waiver by Grantee) of the following conditions precedent:

         (a) All representations and warranties made by Grantor or any other TransTexas Company in any Production Payment Document then or previously delivered shall be true and correct as of such Closing Date (unless such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and there must have occurred no material adverse change in the condition of the Subject Interests or in the business or financial condition of Grantor from that previously described to Grantee.

         (b) Grantor and each other TransTexas Company shall have performed and satisfied all agreements, covenants, and conditions which each is required to perform or satisfy on or prior to such Closing Date under the terms of the Bankruptcy Court Order or under the terms of any Production Payment Document.

         (c) The consummation of the Closing on such Closing Date shall not (i) be prohibited by any law or any regulation or order of any court or governmental agency or authority applicable to Grantor or Grantee or (ii) subject any of them to any penalty or other onerous condition under or pursuant to any such law, regulation or order, and each of Grantor and Grantee must have any court or governmental approvals or authorizations necessary to consummate such Closing.

         (d) Grantee shall have completed its due diligence review, to the satisfaction of each Person included in Grantee, with respect to (i) Grantor's past operating results and current operations on the Subject Interests, (ii) all steps necessary to transport, process and market the production subject to the Production Sales Agreements or the TransTexas Marketing Agreements, (iii) Grantor's internal accounting, engineering and production monitoring systems,
(iv) Grantor's basis for its current development plan and its other projections and estimates, (v) any litigation or other legal proceedings to which Grantor may then be a party, and (vi) such other matters as any Person included within Grantee deems relevant. (This subsection (d) shall not apply to any Subsequent Closing with respect to a State Tract 5/6 Offset Well.)

                   ARTICLE IV - Representations and Covenants

         Section 4.1. Representations and Warranties of Grantor. To induce Grantee to enter into this Agreement and to pay the Purchase Price Payments, Grantor hereby represents and warrants to Grantee that:

         (a) Grantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business and in good standing as a foreign corporation in the State of Texas. Grantor has all requisite power and authority, corporate or otherwise, to own and operate its assets in Texas and to execute and deliver, and perform all of its obligations under, the Production Payment Documents. Each other TransTexas Company that is a party to any Production Payment Document is validly existing, in good standing and qualified to do business in its state of organization and any other jurisdictions in which it carries on material business. Grantor is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (i.e., Grantor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

         (b) The execution, delivery and performance by Grantor and each other TransTexas Company of the Production Payment Documents to which each is a party, and the consummation of the transactions contemplated herein and in the other Production Payment Documents, have been duly authorized by all necessary corporate action and, with respect to Grantor, by the Bankruptcy Court and do not and will not (i) violate any material provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Grantor or any such TransTexas Company or of the Certificate of Incorporation, By-laws or other charter documents of Grantor or any such TransTexas Company, or (ii) result in a breach of, or constitute a default under, any material contract, indenture, instrument, or agreement to which Grantor or any such TransTexas Company is a party or by which it or its property may be presently bound or affected (including the leases under which Grantor holds the Subject Interests), or result in or require the creation or imposition of any lien or encumbrance on any assets of Grantor or any such TransTexas Company. Grantor has obtained or has caused to be obtained all consents, authorizations and waivers necessary under any such contract, indenture, instrument or agreement or under any such material provision of law, rule, regulation, order, writ, judgment, decree, determination or award in order to permit the valid execution, delivery and performance by Grantor and each such TransTexas Company of the Production Payment Documents.

         (c) The Production Payment Documents have been duly executed and delivered by Grantor and each other TransTexas Company (to the extent it is a party thereto) and constitute the legal, valid and binding acts and obligations of Grantor and each such TransTexas Company, enforceable against them in accordance with the respective terms of such Production Payment Documents, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity.

         (d) No event or state of affairs which would, upon delivery of the Conveyance, be a Designated Event has occurred and is continuing. No Senior Notes Event of Default exists with respect to any Senior Notes Mortgage. All loan agreements, trust indentures, mortgages and similar documents and instruments to which any TransTexas Company is a party providing for loans, credit or secured debt with an initial value of $1,000,000 or more have been disclosed to Grantee. Except for the Bankruptcy Case, no bankruptcy or insolvency proceeding is presently pending (or, to Grantor's best knowledge, threatened or contemplated) by or against any TransTexas Company under any applicable bankruptcy, insolvency or other similar law of any jurisdiction, and no such Person has made a general assignment for the benefit of creditors.

         (e) The data, information, exhibits, memoranda and reports furnished by or on behalf of Grantor to Grantee in connection with the negotiation of the Production Payment Documents (taken as a whole, and taking into account all corrections and supplements to such information heretofore delivered) do not contain any material misstatement of fact relevant to the transactions contemplated hereby or omit to state a material fact relevant to the transactions contemplated hereby or any fact necessary to make the statements contained therein that are relevant to the transactions contemplated hereby not misleading. There is no fact known to Grantor that has not been disclosed to Grantee which might reasonably be expected to materially and adversely affect the value of the Production Payment. (The data and information referred to in the above representations and warranties include any factual information furnished by Grantor for incorporation or use in any reserve or production reports or estimates furnished by Grantor or the Reserve Engineers in connection herewith, but Grantor is not representing and warranting that any reserve or production estimates made by Grantor or such engineers will ultimately prove to have been accurate.) Except for fluctuations in the prices of oil and gas, production from the Subject Wells in the ordinary course of business, or other matters disclosed to Grantee in writing, no material adverse change in the condition or aggregate value of the Subject Wells or Subject Interests has occurred since the date of the last reserve engineering report delivered by Grantor to Grantee with respect to such Subject Wells and Subject Interests.

         (f) Except for matters discharged or settled in the Bankruptcy Proceeding or described on Schedule 2 hereto (or matters hereafter disclosed to Grantee in any Purchase Agreement Supplement), there is no litigation or administrative proceeding pending against any TransTexas Company which involves
(i) a dispute or claim concerning title to any of the Subject Interests, (ii) any actual or purported lien, security interest, charge or burden upon any of the Subject Interests or any lease making up any part of the Subject Interests, or (iii) any other claim which would affect a transferee of any such lease or any of the Subject Interests. Except for matters described on Schedule 1 hereto (or matters hereafter disclosed to Grantee in any Purchase Agreement Supplement), there is no other litigation or proceeding pending or, to the best knowledge of Grantor, threatened against any TransTexas Company which, if determined adversely to such TransTexas Company, might reasonably be expected to have a material adverse effect on the financial condition of Grantor, the value of the Production Payment, the ability of Grantor to convey the Production Payment pursuant to the Production Payment Documents, the enforceability of any Production Payment Document, or the ability of Grantor to perform its obligations under the Production Payment Documents.

         (g) Schedule 2 (as amended and supplemented from time to time by any Purchase Agreement Supplements) contains a complete and accurate list of all abstracts of judgment and notices of lis pendens on file against any of the Subject Interests that have not been discharged pursuant to the Bankruptcy Case. Grantor has posted supersedeas bonds in the amounts sufficient in all respects to stay execution of (and pay, if necessary) any such judgment.

         (h) Grantor has good and defensible title to the Subject Interests, free and clear of all liens, security interests, and encumbrances except for:

                  (i) the contracts, agreements, burdens, encumbrances and other matters set forth as being applicable to certain of the Subject Interests in the descriptions of such Subject Interests on Exhibit A to the Conveyance (as such Exhibit A is amended and supplemented from time to time by any Conveyance Supplements), but only for so long as Grantor is not in default thereunder or in breach thereof,

                  (ii) statutory liens for taxes which are not yet delinquent or which (in the case of taxes hereafter coming due) are being contested in good faith by appropriate proceedings and for the payment of which Grantor has reserved adequate funds,

                  (iii) liens under operating agreements, pooling orders and unitization agreements, and mechanics' and materialmen's liens, with respect to obligations incurred in the ordinary course of business which either (1) are not yet due or (2) in the case of obligations hereafter coming due, are being contested in good faith by appropriate proceedings for the payment of which Grantor has reserved adequate funds,

                  (iv) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value or use of the property subject thereto,

                  (v) judgment liens and lis pendens (which, except for the judgment liens and lis pendens listed in Schedule 2, do not burden the Production Payment), but only for so long as enforcement thereof is stayed or otherwise prevented, and

                  (vi) liens and security interests that burden the Retained Interests but not the Production Payment and secure only claims in the Bankruptcy Case that have been allowed under the Confirmation Order to continue to exist, and other deed of trust and mortgage liens burdening the Retained Interests but not the Production Payment, and security interests burdening the proceeds of that portion of the Subject Hydrocarbons which is attributable to the Retained Interests but not the PP Hydrocarbons.

The matters described in the foregoing clauses (i), (ii), (iii), (iv), (v) and
(vi) are herein called the "Permitted Encumbrances". The listing of Permitted Encumbrances is made for the purpose of limiting the warranties of Grantor made herein, and is not intended to restrict the description of the Subject Interests, nor is it intended that the listing herein of any Permitted Encumbrances shall subordinate the Production Payment to such Permitted Encumbrance or otherwise cause the Conveyance, any Conveyance Supplement, or any rights of Grantee thereunder to be made subject to, or encumbered by, such Permitted Encumbrance. As provided above, no judgment lien or lis pendens referred to in clause (v) above shall be considered to be a Permitted Encumbrance (for the purposes of Section 4.1 of the Conveyance or for any other purpose) after enforcement thereof ceases to be stayed or otherwise prevented and no contract, agreement, burden, encumbrance or other matter referred to in clause (i) above shall be considered to be a Permitted Encumbrance (for the purposes of Section 4.1 of the Conveyance or for any other purpose) while Grantor is in default thereunder or in breach thereof.

         (i) The oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of the Subject Interests, to the extent the same cover or otherwise relate to the Subject Interests, are in full force and effect, and Grantor agrees to so maintain them in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of the Subject Interests, have been, and will continue to be, properly and timely paid (other than rent, royalties and other payments which Grantor is discharged from paying pursuant to the Bankruptcy Case). Grantor is not in default with respect to Grantor's obligations (and Grantor is not aware of any default by any third party with respect to such third party's obligations) under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of any part of the Subject Interests, where such default could materially and adversely affect the ownership or operation of any of the Subject Interests or the value of the Production Payment; Grantor will fulfill all such obligations coming due in the future.

         (j) Except for any contracts or arrangements listed on Schedule 4 hereto (as amended and supplemented from time to time by any Purchase Agreement Supplements), no Subject Interest is dedicated or otherwise subject to any contract or other arrangement for the sale, processing or transportation of Hydrocarbons produced therefrom (or otherwise related to the marketing of such Hydrocarbons) which would bind Grantee as owner of the PP Hydrocarbons or would otherwise restrict the rights of Grantee under the Conveyance to take possession of and market PP Hydrocarbons. Neither Grantor, nor any of its predecessors in title, has received prepayments (including payments for gas not taken pursuant to "take or pay" or other similar arrangements) for any Hydrocarbons to be produced hereafter from the Subject Interests. There is no Subject Interest with respect to which Grantor, or its predecessors in title, has, prior to the date hereof, taken more ("overproduction"), or less ("underproduction"), Hydrocarbons than its (or its predecessor's in title's) ownership interest in such Subject Interest would entitle it to take, which overproduction or underproduction has not been recouped as of the date hereof. No Subject Interest is subject to any production balancing arrangement under which one or more third Persons may take a portion of the production attributable to such Subject Interest without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties. No Subject Interest is subject on the date hereof to any regulatory refund obligation and, to the best of Grantor's knowledge, no facts exist which might cause the same to be imposed.

         (k) The Subject Interests (and properties unitized therewith) are being (and, to the extent the same could materially and adversely affect the ownership or operation of the Subject Interests after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity in all material respects with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction with respect thereto, in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Subject Interests (except to the extent that Grantor has been discharged from making payments, or granted an extended period of time to make payments, pursuant to the Confirmation Order and the Confirmed Plan of Reorganization), in conformity with the Permitted Encumbrances and Grantor's other agreements with Davis Petroleum Corp. relating to the Subject Interests, and in conformity with the Confirmation Order, the Confirmed Plan of Reorganization, and the payment terms provided therein. No Subject Interest is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof. None of the wells located on the Subject Interests (or properties unitized therewith) is deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders; no portion of any well bore for any such well is located outside of the Subject Interests (or properties unitized therewith); and no such well is bottomed under or producing from outside the Subject Interests (or properties unitized therewith). Grantor has all governmental licenses and permits necessary to own and operate the Subject Interests, and Grantor has not received notice of any material violations in respect of any such licenses or permits.

         (l) Except to the extent that Grantor has been discharged from making payments, or granted an extended period of time to make payments, pursuant to the Confirmation Order and the Confirmed Plan of Reorganization, all expenses and liabilities (including all bills for labor, materials and supplies used or furnished for use in connection with the Subject Interests and all Direct Taxes relating to the ownership or operation of the Subject Interests) have been, or are being, paid (timely, and before the same become delinquent) by Grantor (and, as to properties operated by third parties, by such third parties, to the best of Grantor's knowledge) or are being contested in good faith by appropriate proceedings for the payment of which Grantor has reserved adequate funds.

         (m) The Subject Lands, and Grantor's present and proposed operations thereon, are in compliance in all material respects with all applicable federal, state or local laws, including all Environmental Laws. Grantor has taken all steps necessary to determine and has determined that no Hazardous Substance has been disposed of or otherwise released on or to the Subject Lands (except for dispositions and releases done in material compliance with all applicable laws and for which Grantor otherwise has no material remedial obligations), and the use which Grantor makes and intends to make of the Subject Lands will not result in any such disposal or release. None of such operations of Grantor, and none of the Subject Lands, is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substance. Neither Grantor nor, to the best knowledge of Grantor, any other Person has filed any notice under any Environmental Law indicating that Grantor is responsible for the release into the environment, or the improper storage or disposal, of any Hazardous Substance that is now located on, was removed from, or is in any way related to any Subject Lands, or that any Hazardous Substance has been released (other than atmospheric emissions from compressor stations, which emissions are now in compliance and permitted under applicable Environmental Laws), or is improperly stored or disposed of, upon any Subject Lands or upon any property of Grantor located near to any Subject Lands. No TransTexas Company otherwise has any material contingent liability in connection with its operations or properties in or near any Subject Lands for the release into the environment, or the improper storage or disposal, of any such pollutant, waste, substance or constituent.

         (n) No Subject Interest is subject to any tax or common law partnership or to any joint venture (other than a Permitted Encumbrance).

         (o) No Subject Interest is subject to a preferential right to purchase (herein called a "Preferential Right") or subject to the requirement that a consent to assignment be obtained from a third party, which Preferential Right or requirement for consent might apply to or otherwise affect the transfer of the Production Payment to Grantee or any subsequent transfer of the Production Payment by Grantee.

         (p) Grantor has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of any of the matters provided for in this Agreement.

         (q) Grantor is able to transport production from each Subject Well (which has been completed) to the applicable Delivery Point.

         Section 4.2. Representations, Warranties and Disclosures by Grantee. Each Person included within Grantee hereby represents and warrants to Grantor that: (a) such Person has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of any of the matters provided for in this Agreement for which fees Grantor might be liable; (b) this Agreement constitutes the legal, valid and binding act and obligation of such Person, enforceable against such Person in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity; (c) no bankruptcy or insolvency proceeding is presently pending (or, to such Person's best knowledge, threatened) by or against such Person under any applicable bankruptcy, insolvency or other similar law of any jurisdiction; (d) such Person has not made a general assignment for the benefit of creditors; (e) such Person is acquiring the Production Payment for its own account and not with any intention to transfer all or any part of the Production Payment to others in violation of the Securities Act of 1933, as amended, or any other applicable securities laws, and (f) such Person is a "United States person", within the meaning of Section 7701 of the Internal Revenue Code of 1986, as amended. Fund V and Fund VI further represent and warrant that in connection with the transactions contemplated herein (i) they are represented by Funds Agent, an investment manager that qualifies as a "qualified professional asset manager" as defined in Department of Labor Prohibited Transaction Exemption 84-14 (the "QPAM Exemption") and (ii) each of the conditions of the QPAM Exemption are satisfied and will, throughout the term of this Agreement, be satisfied.

         Section 4.3. Covenants of Grantor. To induce Grantee to enter into this Agreement and to pay the Purchase Price Payments, Grantor covenants and agrees that until the full and final payment of all payments due under the Production Payment Documents and the termination of this Agreement and the Production Payment, unless Grantee has previously agreed otherwise:

         (a) Grantor will perform all of its covenants and duties under the Production Payment Documents and under the Bankruptcy Court Order, all as fully as if they were set out in full herein. Promptly upon receipt thereof, Grantor will cause the consents referred to in Section 3.2(s) to be filed with the Court in the Bankruptcy Case.

         (b) In addition to any reports and information specifically required by the terms of this Agreement or the Conveyance, Grantor agrees to furnish to Grantee full information, at all reasonable times, which Grantee may reasonably request concerning any covenant, provision or condition of the Production Payment Documents or any matter or records in connection with such documents or with the operation of, reserve engineering for, production from, or accounting for the Subject Interests. Subject to any restrictions on Grantor's right to do so under applicable operating agreements or similar contracts, Grantor will permit representatives designated by any Grantee, including independent accountants, agents, attorneys, and other Persons, to visit and inspect the Subject Interests (at their own risk) and Grantor's books and records pertaining to the Subject Interests (and to make copies and photocopies from such records and to write down and record such information as such representatives may request, provided that no copies may be made of geological or seismic data), and Grantor shall permit any Grantee and its designated representatives reasonably to investigate and verify the accuracy of information furnished to Grantee hereunder or in connection herewith and to discuss all such matters with its officers, employees and representatives.

         (c) If any Person ever challenges or attacks (i) the validity or priority of any Production Payment Document or of any rights, titles, or interests created or evidenced thereby or (ii) the title of Grantor to any Subject Interest or of Grantee to any part of the Production Payment, then upon learning thereof Grantor will give prompt written notice thereof to Grantee and at Grantor's own cost and expense will diligently endeavor to defeat such challenge or attack and to cure any defect that may be developed or claimed, and Grantor will take all necessary and proper steps for the defense of any legal proceedings with respect thereto, including the employment of counsel (at reasonable fees) to represent Grantee, the prosecution or defense of litigation, and the release or discharge of all adverse claims. Each of Grantee and Funds Agent (whether or not named as a party to legal proceedings with respect thereto) is hereby authorized and empowered to take such additional steps as in its judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of the Production Payment Documents and the rights, titles, and interests created or evidenced thereby, including the employment of independent counsel at reasonable fees to represent Grantee and Funds Agent, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Production Payment, the purchase of any tax title and the removal of prior liens or security interests, and all expenditures so made of every kind and character shall be a Reimbursable Expense (which obligation Grantor hereby expressly promises to pay on demand) owing by Grantor to Grantee or Funds Agent and shall bear interest from the date demanded until paid at the Agreed Rate.

         (d) Grantor will, on request of Grantee, (i) promptly correct any defect, error or omission which may be discovered in the contents, execution or acknowledgment of any Production Payment Document, (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of the Production Payment Documents and to more fully identify and make subject to the Conveyance any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Subject Interests; and (iii) execute, acknowledge, deliver, and file or record any document or instrument reasonably requested by Grantee to protect its rights, title and interests under the Production Payment

Documents against the rights or interests of third Persons. Grantor shall pay all reasonable costs connected with any of the foregoing.

         (e) Without limitation of Grantee's remedies for breach of the representations or warranties contained in Section 4.1(o), if a third party properly exercises a Preferential Right after any Closing, Grantee will, in its sole and absolute discretion, either (i) join in any required conveyance of the affected Subject Interest to such third party, or (ii) make a conveyance of the Production Payment insofar as it covers the affected Subject Interest to Grantor in order that Grantor may make the necessary conveyance to such third party. Upon making a conveyance in accordance with (i) or (ii), above, Grantee shall (without limitation of its remedies for breach of the representations or warranties contained in Section 4.1(o) hereof) be entitled to receive (and shall thereafter apply in the same manner as PP Proceeds) -- either from the exercising third party, assuming that Grantee exercised option (i), or from Grantor, assuming that Grantee exercised option (ii) -- the entire amount of consideration attributable to Grantee's interest in the particular Subject Interest covered by such Preferential Right. In addition, Grantor shall, if requested to do so by Grantee, repurchase the entire Production Payment from Grantee for a price equal to the then unliquidated balance of the Primary Sum as determined after the application of all PP Proceeds on such date or the next occurring Application Date. Grantee and Funds Agent shall not incur any liabilities with respect to any reconveyance of properties that may be required in accordance with this subsection or otherwise with respect to any exercise of a Preferential Right, and Grantor shall indemnify and hold harmless Grantee and Funds Agent from any liabilities (including reasonable attorneys' fees) with respect thereto.

         (f) Grantor will not cause or permit the Subject Lands or Grantor to be in material violation of any Environmental Laws with respect to the Subject Lands or do anything or permit anything to be done which will subject Grantor or the Subject Lands to any material remedial obligations under any Environmental Laws pertaining to the Subject Lands, assuming in each case disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Subject Lands, and Grantor will promptly notify Grantee in writing of any existing, pending or, to the best knowledge of Grantor, threatened investigation or inquiry by any private party or governmental authority in connection with any Environmental Laws. Grantor will take all steps necessary to determine that no Hazardous Substances are stored, disposed of or otherwise released or being released on or to the Subject Lands in violation of any Environmental Laws. Grantor will not cause or permit the storage, disposal or other release of any Hazardous Substance on or to the Subject Lands in violation of any Environmental Law and covenants and agrees to remove or remediate any Hazardous Substance on the Subject Lands.

         (g) Grantor will ensure that no Senior Notes Event of Default occurs with respect to any Senior Notes Mortgage. Grantor will use all of the Purchase Price Payments in compliance with all Senior Notes Mortgages and all such agreements and instruments secured by any Senior Notes Mortgage and in compliance with the Bankruptcy Court Order and the Confirmation Order.

         (h) Grantor will provide to Grantee any assurances of title (from counsel acceptable to each Person included in Grantee, in its sole discretion) which Grantee may from time to time reasonably request concerning the Production Payment, including the recording and filing of the

Conveyance and the Conveyance Supplements and the updating of any specified title opinions through such recording (it being understood that no title deficiencies learned of by Grantee shall in any way be deemed to qualify any of Grantor's warranties of title or indemnities with respect to title in any of the Production Payment Documents).

         (i) Grantor will fully bond (or pay) any judgment entered in any lawsuit listed in Schedule 1 or Schedule 2 so that such judgment can be fully paid by proceeding against such bond without enforcement of any judgment lien or rights relating to any lis pendens and without otherwise affecting the Production Payment.

         (j) Grantor will at all times be a corporation validly existing and in good standing under the laws of its state of incorporation and duly qualified to do business and in good standing in the State of Texas.

         (k) Grantor will at all times obtain and possess (or cause to be obtained and possessed) all consents, authorizations and waivers necessary under any material contract, indenture, instrument or agreement binding on or affecting Grantor or any of Grantor's assets or under any material provision of law, rule, regulation, order, writ, judgment, decree, determination or award binding on or affecting Grantor or any of Grantor's assets, in order to permit the performance by Grantor of the Production Payment Documents.

         (l) Grantor will maintain good and defensible title to the Retained Interests, free and clear of all liens, security interests, and encumbrances except for Permitted Encumbrances, provided that Grantor may hereafter assign or mortgage any Retained Interest to the extent permitted under Section 6.1 of the Conveyance.

         Section 4.4. Reporting Covenants of Grantor. To induce Grantee to enter into this Agreement and to pay the Purchase Price Payments, Grantor covenants and agrees that until the full and final payment of all payments due under the Production Payment Documents and the termination of this Agreement, unless Grantee has previously agreed otherwise, Grantor will furnish the following statements and reports, at Grantor's expense, to SPS and to Funds Agent and to each Person included within Grantee which has requested separate payment under
Section 2.6:

                  (a) Monthly, within 25 days after the end of the month to which each report applies, Grantor shall furnish a report (in a form reasonably acceptable to Grantee) showing:

                  -- in Part I thereof: (i) the name of each Subject Well, (ii) the portion of gross production of Gas from each Subject Well (measured in Mcfs) which is attributable to Subject Interests as metered at the well (or, in the case of wells located in the Eagle Bay Field, as metered at the outlet of the appropriate gas processing plant), (iii) the quantity of Gas PP Hydrocarbons (measured in Mcfs) produced from each Subject Well, (iv) the number of MMBTUs in each Mcf of Gas PP Hydrocarbons produced, as measured at the meter, and (v) if known by Grantor, the PP Severance Taxes for such Application Period with respect to Gas PP Hydrocarbons, and

                  -- in Part II thereof: (i) the name of each Subject Well, (ii) the portion of gross production of Oil from each Subject Well (measured in barrels) which is attributable to Subject Interests as measured at the well (or, in the case of wells located in the Eagle Bay Field, as metered at the outlet of the Winnie processing facility), (iii) the quantity of Oil PP Hydrocarbons (measured in barrels) produced from each Subject Well, and (iv) if known by Grantor, the PP Severance Taxes for such Application Period with respect to Oil PP Hydrocarbons.

                  -- in Part III thereof: an aged report of all of Grantor's accounts payable, listed by vendor.

         (As used in this subsection (a), "Gas PP Hydrocarbons" means PP Hydrocarbons consisting of Gas and "Oil PP Hydrocarbons" means PP Hydrocarbons consisting of Oil.) Such report shall be supplemented, if and when requested by SPS or Funds Agent, to show: (i) the gross production of Hydrocarbons from each Subject Well, (ii) the quantities thereof, if any, used in lease operations, (iii) the most recent status of any Gas imbalances, if any, affecting the Subject Interests, (iv) the number of wells operated, wells drilled and wells abandoned on the Subject Interests, and (v) if requested, the costs to Grantor of operating the Subject Interests. To the extent that any of such information is not available to Grantor (despite all reasonable efforts to obtain same) at the time any monthly report is furnished, it shall be supplied promptly after receipt.

                  (b) Within 90 days after each Evaluation Date, Grantor shall furnish a Reserve Report covering the Subject Interests and prepared in accordance with the terms of Section 5.1 hereof.

                  (c) Quarterly, within 60 days after the end of the first three fiscal quarters in each fiscal year of Grantor, and annually, within 105 days after the end of each fiscal year of Grantor, Grantor's consolidated financial statements as of the end of and for such period, including a balance sheet and statements of income, cash flows, and stockholder's equity, prepared in accordance with generally accepted accounting principles and, with respect to the annual financial statements, accompanied by a report of the Grantor's independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present the matters reported on in accordance with generally accepted accounting principles consistently applied. For so long as Grantor files Forms 10-Q and 10-K with the Securities and Exchange Commission, Grantor may satisfy the reporting requirements in this subsection (c) by sending a copy of each such form 10-Q and 10-K within fifteen days after filing the same with such Commission, and whenever Grantor or any other TransTexas Company files any Form 10-Q or 10-K with such Commission or Grantor files any Form 8-K, Grantor shall obtain and send a copy of such form to SPS and Funds Agent (and each other Person then entitled to receive reports under this section) within fifteen days after such form is so filed.

                  (d) As each Subject Well is drilled, completed, and put onto production, copies of: (i) well logs across all pay zones, (ii) all test information, and (iii) reports detailing completion and response to stimulation.

                  (e) Upon request of SPS or Funds Agent, but not more often than quarterly, Grantor shall furnish reports, in detail reasonably acceptable to SPS and Funds Agent, concerning any change in methods of operation of all or any Subject Wells, any new drilling or development, any method of secondary recovery by repressuring or otherwise, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom, or which may shorten or prolong the period of time required for termination of the Production Payment.

                  (f) Upon request of SPS or Funds Agent, Grantor shall furnish copies of surface maps showing property lines and well locations, flow and pressure tests, natural gas analysis and casing programs and other similar information related to the Subject Interests, the Subject Wells and the production therefrom.

                  (g) Upon request of SPS or Funds Agent, at any time and from time to time (but not more frequently than once in any period of twelve consecutive months, unless there has occurred a Designated Event that is not cured within the applicable grace period) Grantor will provide at Grantor's sole expense an inspection or audit of the Subject Interests and the Subject Lands from an engineering or consulting firm approved by Grantee, indicating compliance or non-compliance with Environmental Laws. Except for reports requested during the continuance of a Designated Event, Grantor shall be responsible to pay for the costs of only ONE such report during the term of the Production Payment (which report shall be specified by Funds Agent), and Grantee shall be responsible for the costs of all others.

                  (h) Promptly (and in any event within five days) after learning of the occurrence of any Designated Event or of the making of any claim by any Person which allegedly affects the rights of Grantor or Grantee in and to the Subject Interests, Grantor will give written notice thereof to SPS and to Funds Agent.

         Section 4.5. Reporting Covenants of Grantee. Until the full and final payment of all payments due under the Production Payment Documents and the termination of this Agreement, unless Grantor has previously agreed otherwise:

                  (a) Monthly, within 30 days after the end of the month to which such report applies, Funds Agent will furnish to Grantor a report, in the form of Schedule 3, showing the unliquidated balance of the Primary Sum, as calculated by Funds Agent. To the extent that these reports show applications of PP Proceeds to any Direct Taxes (other than PP Severance Taxes), Reimbursable Expenses or Operating Costs paid by SPS or Funds Agent, SPS or Funds Agent will on request by Grantor furnish an itemized breakout of such deductions.

                  (b) Monthly, within 20 days after the end of each month, (if and to the extent required to determine PP Proceeds), Grantee or Funds Agent will furnish to Grantor information on the actual prices received by Grantee for any sales which Grantee may make of PP Hydrocarbons to any Person other than a TransTexas Company.

         Section 4.6. Additional Remedies Upon Designated Event. Upon the occurrence of a Designated Event, and provided the breach giving rise to such Designated Event has not been cured within 30 days after Grantee gives notice of such breach to Grantor, Grantee (i.e., all Persons included in Grantee, acting unanimously) shall, in addition to its other rights and remedies, have the right, but not the obligation, to:

                  (a) remove Grantor as the operator of any or all of the Subject Interests in which 100% of the working interest is owned by Grantor (in this section, a "100% Property"), or

                  (b) instruct Grantor to resign as the operator of any Subject Interest (in this section, a "Third Party Property") that is subject to a joint operating agreement between Grantor and any third party working interest owner other than Grantor (in this section, a "Third Party JOA").

In the event Grantor is removed by Grantee as the operator of any particular 100% Property, Grantee may appoint any reputable third party (which may be an Affiliate of any Person included in Grantee or of Funds Agent but which may not otherwise be any of the Persons listed in Section 6.2(b) of the Conveyance, or any Affiliate of any such Person) who is experienced in operating Gas properties, as the operator of any particular 100% Property, and Grantee may negotiate with such third party a substitute operating agreement containing such terms and conditions as are commercially reasonable in a transaction involving a contract operator with no ownership interest in the contract area covered by an operating agreement. All costs, expenses and fees billed or invoiced under any such substitute operating agreement shall be borne and timely paid by Grantor. In the event Grantee requests in accordance herewith that Grantor resign as the operator of any Third Party Property (or in the event Grantor is otherwise removed as operator under the terms of an applicable Third Party JOA, in which case Grantor shall immediately so notify Grantee and Funds Agent), Grantor shall consult with Grantee and Funds Agent prior to casting any vote it may have to name a substitute operator and shall cast such vote as directed by Grantee.

         Section 4.7. Confidentiality. Each party hereto shall hold in confidence any confidential Information it has obtained from another party hereto, provided that disclosure thereof shall be permitted: (a) to the Affiliates, investors, officers and employees of any party hereto (provided that such Persons are made aware that such Information is required to be held in confidence), (b) to the auditors, counsel, and other professional advisors of any party hereto (provided that such Persons are made aware that such Information is required to be held in confidence), (c) in the course of any arbitration, trial or other legal proceeding between any of the parties hereto or any of their Affiliates, (d) as required by any applicable securities law or other law (including any subpoena, interrogatory, or other similar requirement for such Information to be disclosed), (e) in connection with any assignment or potential assignment of such party's rights hereunder which is or would be permitted under Section 6.4 (provided that each such assignee or potential assignee is made aware that such information is required to be held in confidence and agrees to hold such information in confidence in accordance herewith) or (f) to the extent such Information

(i) becomes publicly available other than as a result of a breach of this section by any other Person or (ii) becomes available to any Grantee on a nonconfidential basis from a source other than Grantor or any Person obligated to maintain the confidentiality of such Information. For the purposes of this section, "Information" means all information received by one party hereto from a second party hereto relating to such second party or its business, other than any publicly available information and any information that is available to such first party on a nonconfidential basis prior to disclosure by such second party.

         Section 4.8. Hedging Contracts. At or about the same time that Marketer enters into the Production Sales Agreements, Marketer will be entering into one or more commodity swap, cap, floor, or collar agreements (in this section, "swap agreements") for the purpose of protecting Grantee against fluctuations in the prices payable to Grantee in connection with some or all of the PP Hydrocarbons. The notional quantities, types, time periods and estimated price terms of such swap agreements shall be submitted to Grantor for its approval prior to closing, it being understood and agreed that the actual price terms ultimately obtained need not match such estimates. Grantor acknowledges, agrees and accepts that such swap agreements will affect the amount of PP Proceeds. SPS, in its capacity as Marketer, agrees not to enter into any other swap agreements that would hereafter affect the amount of PP Proceeds without the prior consent of Grantor, which consent will not be unreasonably withheld.

         Section 4.9. Marketer. Marketer will sell the PP Hydrocarbons under the "Buyer's Sales Contracts", as defined in the Production Sales Agreements, as the same are from time to time amended, supplemented or replaced by Marketer. In agreeing to any such amendments, supplements or replacements, Marketer will use its reasonable best efforts to obtain the best additional or replacement marketing arrangements reasonably available at the time and place in question, taking into account pricing, the creditworthiness and reliability of potential purchasers from Marketer, and other relevant factors. Marketer will not breach, or cause Grantor to breach, such "Buyer's Sales Contracts".

                           ARTICLE V - Reserve Reports

         Section 5.1. Reserve Reports. Within 90 days after each Evaluation Date, Grantor shall furnish to SPS and Funds Agent (and to each other Person included within Grantee which has requested separate payment under Section 2.6) a reserve engineering report prepared as of such date by the Reserve Engineers with respect to the Subject Interests. Each such report is herein called a "Reserve Report". Each such Reserve Report shall be prepared and furnished at the cost of Grantor. Each Reserve Report shall be prepared in accordance with the standards of the Society of Petroleum Engineers and the Reserve Engineers' customary professional practices, provided that each Reserve Report shall:

                  (a) separately address proved developed producing reserves from other reserves.

                  (b) separately address the anticipated production of proved developed producing reserves accruing to (i) the Production Payment and
         (ii) the total Subject Interests.

                  (c) separately calculate the future net revenues allocable to the Production

         Payment and the future net revenues allocable to the total Subject Interests from anticipated sales of production from proved developed producing reserves and, using a discount factor of ten percent (10%) per annum, the present value of each on the date as of which such report is prepared. In calculating the future net revenues attributable to the Production Payment the Reserve Engineers shall take into account all factors used in the calculation of PP Proceeds and shall deduct any PP Severance Taxes. As used herein, "PPNPV" means such discounted present value of the future net revenues accruing to the Production Payment from anticipated sales of production from proved producing reserves.

                  (d) in making such calculations, use the prices anticipated to be received by Fund V and Fund VI under the Production Sales Agreements.

                           ARTICLE VI - Miscellaneous

         Section 6.1. Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Grantee in exercising any right, power or remedy which Grantee may have under any of the Production Payment Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Grantee of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Production Payment Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Grantee (i.e., by all of the Persons included in Grantee, acting unanimously), and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Grantor shall in any case of itself entitle Grantor to any other or further notice or demand in similar or other circumstances. This Agreement and the other Production Payment Documents set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Production Payment Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

         THIS WRITTEN AGREEMENT AND THE OTHER PRODUCTION PAYMENT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         Section 6.2. Survival of Agreements; Cumulative Nature. All of the various representations, warranties, indemnities, covenants and agreements in the Production Payment

Documents shall survive the execution and delivery of this Agreement and the other Production Payment Documents and the performance hereof and thereof, including the granting of the Production Payment and the delivery of the Conveyance and the Conveyance Supplements. The representations, warranties, indemnities, and covenants made by the parties in the Production Payment Documents, and the rights, powers, and privileges granted to the parties in the Production Payment Documents, are cumulative, and, except for expressly specified waivers and consents, no Production Payment Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to either party of any such representation, warranty, indemnity, covenant, right, power or privilege.

         Section 6.3. Notices. All notices, requests, consents, demands and other communications (in this section, collectively called "notices") which are required or permitted under any Production Payment Document shall be in writing, unless otherwise specifically provided in such Production Payment Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Grantor, each person included in Grantee, or Funds Agent at its address specified on the signature pages hereto. Any such notice shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail. Each party hereto may change its address from time to time by sending a notice of the new address, in the manner provided for in this section, to the other parties hereto.

         Section 6.4. Parties in Interest. All grants, covenants and agreements contained in the Production Payment Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided that any assignment of any party's rights and duties hereunder must be made in accordance with Article VI of the Conveyance. As provided in Section 6.3 of the Conveyance, if the interests of Grantee under the Conveyance are ever owned by more than three Persons, all Persons owning interests thereunder that were originally granted to SPS shall designate one Person and all Persons owning interests hereunder that were originally granted to Fund V or Fund VI shall designate a second Person, in each case to act as their agent to deliver and receive all communications (including consents) and exercise the discretion of Grantee hereunder and thereunder on their behalf.

         Section 6.5. Governing Law. Except to the extent that the law of another jurisdiction may be expressly elected in a Production Payment Document, the Production Payment Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America, without regard to principles of conflicts of law.

         Section 6.6. Limitation on Interest. Although the Production Payment Documents provide for the sale and purchase of a real property interest and not a loan (except under federal income tax law), there are certain provisions (such as Section 5.1(a) of the Conveyance) of the Production Payment Documents which provide for the charging and payment of interest.

Grantee and Grantor intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof they hereby stipulate and agree that none of the terms and provisions contained in the Production Payment Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No party to any Production Payment Document shall ever be liable for unearned interest or shall ever be required to pay interest in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Production Payment Documents which may be in conflict or apparent conflict herewith. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, the parties to the Production Payment Documents shall to the greatest extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the interest bearing obligation in accordance with the amounts thereof outstanding from time to time and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, that ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code. As used in this section the term "applicable law" means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

         Section 6.7. Termination; Limited Survival. As provided in the Conveyance, the Production Payment will terminate at the Termination Time referred to therein. Notwithstanding the foregoing or anything to the contrary in any Production Payment Document, all waivers or admissions made by Grantor in any Production Payment Document and all obligations which any Person may have to indemnify or compensate any Person included within Grantee shall survive any termination of this Agreement or any other Production Payment Document. At the request and expense of Grantor, Grantee shall prepare, execute and deliver all necessary instruments to reflect and effect such termination of the Production Payment and limited survival of the Production Payment Documents.

         Section 6.8. Severability. If any term or provision of any Production Payment Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Production Payment Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

         Section 6.9. Arbitration.

         (a) As used in this section:

                  (i) "AAA" means the American Arbitration Association (or any successor thereto),

                  (ii) "Claims" means all claims by any party hereto against any other party hereto with respect to the Production Payment or any of the Production Payment Documents (including among others any claims with respect to the interpretation or validity of any Production Payment Document, the existence or scope of any duties owed thereunder, whether or not any such duties have been performed or breached in any circumstances, or the extent or enforcement of any property rights created thereunder or subject thereto), and

                  (iii) "Disputed Matters" means all Claims, all defenses against any Claims, and all controversies relating thereto.

         (b) If any party hereto ever desires to assert a Claim against any other party, the party asserting such Claim will give written notice thereof to the other party. During the thirty day period following receipt of such notice by the other party, both parties will discuss such Claim and the validity thereof. If such parties cannot come to agreement about such Claim by the end of such thirty day period (as such period may be extended by mutual agreement), then within fifteen days after the end of such period either party may by written notice to the other invoke the arbitration provisions of this Agreement, whereupon such parties shall submit such Claim and all Disputed Matters in any way related thereto to arbitration under the procedures in the next following subsection (c).

         (c) All Disputed Matters shall be resolved by arbitration conducted by three arbitrators in accordance with this Section 6.9 and, to the extent not in conflict herewith, the Commercial Arbitration Rules of the AAA then in effect. Each such arbitrator must be independent and impartial and a person with at least ten years' experience in the financing and valuation of oil and gas properties. Within ten days after the sending and receipt of a notice invoking arbitration as provided in subsection (b) above, each party shall specify (by notice to the other) the name and address of an arbitrator appointed by it. (In instances where Grantor is contesting a Disputed Matter, Grantor shall be entitled to appoint one arbitrator and those Persons included in Grantee whose Percentage Shares exceed fifty percent (50%) shall be entitled to appoint the other; in instances where only the Persons included in Grantee are contesting a Disputed Matter, SPS shall be entitled to appoint one arbitrator and Fund V and Fund VI shall be entitled to appoint the other.) At the end of such ten days, if one party has made a specification of its appointed arbitrator but has not received notice of a similar specification by the other party, then the party which has made a specification shall give notice to the other party that it has not received a specification from the other party. If the other party does not act to specify its arbitrator within an additional seven days after the giving of such notice, the party who has made its specification may appoint the second arbitrator in place of the party who has failed to do so. Within fifteen days after the first two arbitrators have been appointed, they shall select the third arbitrator. If a third arbitrator has not been selected within such period, either party hereto may petition the Administrative Judge presiding over the State District Courts of Harris County, Texas to appoint such third arbitrator, whereupon such judge (or any person designated by such judge to make such appointment) may make such appointment unless the first two arbitrators have come to agreement on the third arbitrator. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issues raised by the Disputed Matter. Other discovery may be ordered by the arbitrators to the extent they deem relevant and appropriate, and any dispute regarding discovery, including disputes as to the need thereof or the relevance or scope thereof, shall be determined by the arbitrators, whose determination shall be conclusive. Unless all parties to the arbitration agree otherwise, all arbitrations hereunder shall be held in Houston, Texas, at the offices of counsel for Funds Agent. All parties to any arbitration shall proceed expeditiously with such arbitration and shall conclude all proceedings thereunder, including any hearing, in order to allow a decision based on applicable law to be rendered within ninety days after the appointment of the third arbitrator. The decision of any two such arbitrators on the issues before them shall be final, and any award or order so decided may be enforced in any court having personal jurisdiction over the party against whom enforcement is sought. Grantor shall bear its own expenses, including attorneys' fees and expenses of arbitration, in connection with any such arbitration, but all expenses of any Grantee (excluding only expenses of litigation or arbitration among or between Persons constituting Grantee, which litigation or arbitration is not caused, in whole or in part, by any failure by Grantor to perform its obligations under any Production Payment Document) shall be considered Reimbursable Expenses to be paid or reimbursed by Grantor. Although the foregoing arbitrations shall be conducted under the rules of the AAA, the AAA itself shall not conduct such arbitrations, nor shall such arbitrations be considered under the auspices of the AAA, nor shall any fee be due the AAA. The arbitrators shall honor Grantor's and Grantee's election of the laws of the State of Texas as set out in the various Production Payment Documents, provided that each arbitration proceeding shall also be subject to the United States Arbitration Act, 9 U.S.C., Chapter 1, Sections 1 et seq, to the extent applicable. The arbitrators are not empowered to award punitive or exemplary damages on any Claim (but are empowered to award Reimbursable Expenses to Grantee and pre-award interest to either party), and EACH OF GRANTOR, SPS, FUND V AND FUND VI HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES ON ANY CLAIM.

         (d) All applicable statutes of limitations and defenses based on the passage of time shall be tolled during the period in which arbitration has been invoked as set forth in this section. Each of Grantor and Grantee is required to continue to perform its obligations under the Production Payment Documents pending final resolution of any Disputed Matter.

         Section 6.10. Funds Agent.

         (a) Funds Agent. Each of Fund V and Fund VI, for itself and for its successors and assigns as owners of the Production Payment, hereby appoints Tamco as its agent (together with its successors in such capacity, herein called "Funds Agent") to act for and on behalf of Fund V and Fund VI under and pursuant to this Agreement and the other Production Payment Documents, and Tamco hereby accepts such appointment. Funds Agent is authorized to act on behalf of Fund V and Fund VI in (i) exercising rights and remedies with respect to any matter under any of the Production Payment Documents, (ii) giving notices or instructions to Grantor or SPS, (iii) receiving information from or notices by Grantor or SPS, (iv) communicating to Grantor or SPS determinations required or permitted to be made under this Agreement or any other Production Payment Document, and (v) agreeing to, and executing and delivering, all Conveyance Supplements and Purchase Agreement Supplements, the Production Sales

Agreements and any other agreements for the sale of PP Hydrocarbons, all other Production Payment Documents, and all amendments, supplements, waivers or consents to, of or under any Production Payment Documents. Funds Agent may, on behalf of Fund V and Fund VI, take any other action which Fund V or Fund VI is entitled to take hereunder or under any of the Production Payment Documents. Grantor and SPS may rely on any action of Funds Agent as binding upon Fund V and Fund VI. Such appointment of Tamco as Funds Agent shall not, however, impair or modify any rights, obligations or duties which Tamco or any Affiliate of Tamco otherwise has with respect to Fund V or Fund VI. In its administration of this Agreement and the other Production Payment Documents, except to the extent to which another standard applies to Tamco by reason of any Fund Governing Document or other document or relationship between Tamco and any Person making up Fund V or Fund VI, Funds Agent will exercise the same care that it exercises in the administration or handling of transactions for its own account.

         (b) Definitions. As used in this Section 6.10:

                  "Fund Governing Documents" means all documents and instruments (other than the Production Payment Documents) under which Tamco and its Affiliates have undertaken to act for any of the TCW Beneficiaries.

                  "Holders" means Fund V, Fund VI, and each of their successors or assigns at any time owning an interest in the Production Payment.

                  "Requisite Holders" means, at any time, Holders owning at least two-thirds of the total Percentage Shares in the Production Payment that are held by all Holders at such time.

         (c) Requisite Holders. All powers of Funds Agent shall be exercised for the benefit of Holders. Any action, decision or consent taken or given by the Requisite Holders shall be binding upon all the Holders. Except as may be otherwise provided by the Fund Governing Documents, the Requisite Holders may, in their reasonable discretion, remove Tamco from its appointment as Funds Agent and then select a new party to fulfill, in accordance with the terms hereof, such position. If any Person other than the Holders which are original parties to this Agreement or the Fund Governing Documents ever acquires any interest in the Production Payment, Funds Agent may insist on the execution of an agency agreement by such Person, in form satisfactory to Funds Agent and providing for satisfactory indemnification, before carrying out any further actions under the Production Payment Documents on behalf of such Person. Until any such agency agreement is executed: (i) Tamco shall have the right to withdraw as Funds Agent, subject, however, to its rights and duties under any Fund Governing Documents, and (ii) any action of Funds Agent under any Production Payment Document shall be binding on such Person.

         (d) Distribution of Proceeds. The Holders shall share in the proceeds and other benefits obtained by Funds Agent under the Production Payment Documents in the relative proportions of their interests in the Production Payment; provided that Funds Agent shall first be reimbursed for all of its costs and expenses incurred on behalf of all Holders to the extent permitted by the Fund Governing Documents.

         (e) Agents and Attorneys. Funds Agent may execute any of its respective duties under this Agreement and the other Production Payment Documents by or through agents or attorneys selected by it using reasonable care. Funds Agent shall be entitled to the advice of counsel concerning all matters pertaining to its duties hereunder.

         (f) No Liability for Grantor or SPS. Funds Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates shall not be responsible in any manner to any Holder or any other Person for any failure of Grantor or SPS or any other Person to perform its obligations under this Agreement or any other Production Payment Document.

         (g) Reliance upon Documentation. Funds Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or any telephone conversation believed by it to be genuine and correct and to have been signed, sent, made or spoken by the proper Person or Persons, and upon the advice and statements of legal counsel, independent accountants and other experts selected by Funds Agent.

         (h) Reliance by Grantor and SPS. Fund V and Fund VI and each other Holder agree that, prior to the delivery to Grantor or SPS of a notice of the removal or termination of Tamco (or any subsequent Funds Agent) as Funds Agent as set forth below, Grantor or SPS, as the case may be, shall: (i) be entitled to rely on Tamco's (or any subsequent Funds Agent's) authority to act on behalf of Fund V and Fund VI and each Holder in all dealings with Tamco (or any such subsequent Funds Agent) with respect to the Production Payment Documents; (ii) be protected in relying on actions, communications, notices and terminations relating thereto or required or permitted thereunder by Funds Agent; and (iii) discharge its obligations under this Agreement and the Production Payment Documents by delivering payments, notices and other information to Funds Agent. In the event of the removal of Funds Agent and the appointment of a successor Funds Agent by Holders, neither Grantor nor SPS shall be required to recognize any such removal or appointment unless and until it shall have received a writing setting forth such removal and appointment executed by the Requisite Holders and the acceptance of such appointment by such successor Funds Agent, and Grantor and SPS shall be entitled to rely on such writing as being genuine and what it purports to be without any necessity of any investigation whatsoever.

         (i) ACKNOWLEDGMENT, WAIVER AND RELEASE BY GRANTOR AND SPS. GRANTOR AND SPS HAVE BEEN INFORMED, AND HEREBY ACKNOWLEDGE AND AGREE, THAT ALL ACTS BY TAMCO AS FUNDS AGENT IN CONNECTION WITH THE PRODUCTION PAYMENT DOCUMENTS ARE DONE ON BEHALF OF FUND V AND FUND VI AND THE TCW BENEFICIARIES, AND THAT TAMCO AND ITS AFFILIATES (EXCLUDING FUND V AND FUND VI) AND ITS AND THEIR SHAREHOLDERS, REPRESENTATIVES, TRUSTEES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, AND ATTORNEYS (COLLECTIVELY, THE "TCW ENTITIES"), EXCLUDING FUND V AND FUND VI, SHALL NOT BE PERSONALLY LIABLE TO ANY PERSON (OTHER THAN THE TCW

BENEFICIARIES) WITH RESPECT TO ANY ACTIONS TAKEN (OR NOT TAKEN) BY TAMCO IN ITS CAPACITY AS FUNDS AGENT UNDER THIS AGREEMENT AND THE OTHER PRODUCTION PAYMENT DOCUMENTS. IN FURTHERANCE OF THE FOREGOING, EACH OF GRANTOR AND SPS HEREBY WAIVES AND RELEASES (FOR ITSELF AND ON BEHALF OF ITS SHAREHOLDERS, AFFILIATES, REPRESENTATIVES, TRUSTEES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, AND ATTORNEYS) THE TCW ENTITIES FROM ANY AND ALL SUCH LIABILITIES. THIS SUBSECTION
(I) IN NO WAY (A) RELEASES OR DIMINISHES ANY LIABILITY THAT FUND V AND FUND VI MAY HAVE FOR ANY ACTION TAKEN (OR NOT TAKEN) BY TAMCO AS FUNDS AGENT OR (B) REDUCES OR DIMINISHES THE BENEFIT TO FUND V AND FUND VI OF ANY WAIVERS, RELEASES AND INDEMNITIES IN OTHER PROVISIONS OF THE PRODUCTION PAYMENT DOCUMENTS THAT OTHERWISE BENEFIT FUND V AND FUND VI.

         Section 6.11. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

GRANTOR:                               TRANSTEXAS GAS CORPORATION


                                       By:
                                          -------------------------------------
                                          Ed Donahue, Vice President

Grantor's address:                        1300 North Sam Houston Parkway East
                                          Suite 310
                                          Houston, Texas 77032-2949
                                          Attention: Ed Donahue, Vice President
                                          Telephone: 281/987-8600
                                          Telecopy:  281/986-8865

SOUTHERN:                  SOUTHERN PRODUCER SERVICES, L.P.


                           By: SC Ashwood Holdings, Inc., its general partner


                               By:
                                  ---------------------------------------------
                                  David W. Stewart, Vice President

Southern's address:               1200 Smith Street
                                  Suite 2890
                                  Houston, Texas 77002
                                  Attention: David W. Stewart
                                  Telephone: (713) 276-1902
                                  Telecopy:   (713) 276-1990

FUND V:                           TCW PORTFOLIO NO. 1555 DR V SUB-CUSTODY
                                  PARTNERSHIP, L.P.

                                  By: TCW Royalty Company V, as managing general
                                      partner


                                      By:
                                         ------------------------------------
                                         Thomas F. Mehlberg, Vice President


FUND VI:                          TCW DR VI INVESTMENT PARTNERSHIP, L.P.

                                  By: TCW DR VI Royalty Partnership, L.P., as
                                      general partner

                                      By: TCW Royalty Company VI, as managing
                                          general partner


                                          By:
                                             --------------------------------
                                             Thomas F. Mehlberg, Vice President

Fund V's and Fund VI's address:   c/o Trust Company of the West
                                  865 South Figueroa
                                  Los Angeles, California  90017
                                  Attention: Thomas F. Mehlberg
                                  Telephone: 213/244-0702
                                  Telecopy:  213/244-0604


FUNDS AGENT:                      TCW ASSET MANAGEMENT COMPANY, as Funds
                                  Agent


                                  By:
                                     ----------------------------------------
                                     Thomas F. Mehlberg
                                     Managing Director

Funds Agent's address:            1000 Louisiana
                                  Suite 2175
                                  Houston, Texas  77002
                                  Attention: Kurt Talbot
                                  Telephone: 713/615-7413
                                  Telecopy:  713/615-7460